Exhibit 99.1

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 27, 2018 (the “Agreement”), is executed by each of the Lenders hereto, SUNTRUST BANK, as Agent (the “Agent”), COMMUNITY HEALTHCARE OP, LP, a Delaware limited partnership (the “Borrower”), COMMUNITY HEALTHCARE TRUST INCORPORATED, a Maryland corporation (the “REIT Guarantor”), the Subsidiary Loan Parties and the other parties hereto.

WHEREAS, the Borrower, the REIT Guarantor, the financial institutions signatory thereto and their assignees thereunder (the “Lenders”), the Agent, and the other parties thereto, have entered into that certain Second Amended and Restated Credit Agreement dated as of March 29, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower and REIT Guarantor have requested to make certain amendments to the Credit Agreement as set forth herein and the Agent and the Lenders have agreed to such amendments on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Specific Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the parties hereto agree that the Credit Agreement is amended as follows:

(a)    Section 1.1 of the Credit Agreement is further amended by restating the definition of “Swingline Commitment” in its entirety as follows:

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $20,000,000.

(b)    Section 1.1 of the Credit Agreement is further amended by replacing the table in the definition of “Applicable Margin” in its entirety with the following:

Pricing Grid
Level	Leverage Ratio	Applicable Margin for Revolving Loans that are Eurodollar Loans	Applicable Margin for Revolving Loans that are Base Rate Loans	Applicable Margin for A-1 Term Loans that are Eurodollar Loans	Applicable Margin for A-1 Term Loans that are Base Rate Loans	Applicable Margin for A-2 Term Loans that are Eurodollar Loans	Applicable Margin for A-2 Term Loans that are Base Rate Loans
1	Less than or equal to 0.20 to 1.00	1.75%	0.75%	1.95%	0.95%	2.15%	1.15%
2	Less than or equal to 0.40 to 1.00 and greater than 0.20 to 1.00	2.00%	1.00%	1.95%	0.95%	2.15%	1.15%
3	Greater than 0.40 to 1.00	2.50%	1.50%	2.45%	1.45%	2.65%	1.65%

Section 2. Conditions Precedent. The effectiveness of this Agreement is subject to receipt by the Agent of each of the following, each in form and substance reasonably satisfactory to the Agent:

(a)    a counterpart of this Agreement duly executed by the Borrower, the REIT Guarantor, the Agent and all Lenders;

(b)    a certificate signed by a Responsible Officer and the chief financial officer of the REIT Guarantor and the Borrower, certifying that, after giving effect to the transactions contemplated hereby, that (i) no Default or Event of Default shall be in existence on the date hereof and (ii) each representation and warranty made or deemed made by the Borrower or any other Loan Party in each Loan Document to which any such Loan Party is a party is true and correct in all material respects (or in the case of representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualifier, in all respects) on the date hereof except to the extent that such representations and warranties expressly related solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (or in the case of representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualifier, in all respects) on and as of such earlier date);

(c)    evidence that all fees then due and payable by the Borrower in connection with this Agreement, together with all other fees, expenses and reimbursement amounts due and payable to the Agent under Section 8 of this Agreement; and

(d)    such other documents, instruments and agreements as the Agent may reasonably request.

Section 3 Representations and Warranties. Each Loan Party hereby represents and warrants as follows:

(a)    at the time of and immediately after giving effect to this Agreement, all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties are true and correct in all respects) on and as of the date of this Agreement, in each case before and after giving effect thereto, except to the extent made as of a specific date (in which case such representations and warranties shall be true and correct in all material respects (or all respects, as applicable) as of such date);

(b)    the execution, delivery and performance by such Loan Party of this Agreement are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action and (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (ii) will not violate any Requirement of Law applicable to the REIT Guarantor, the Borrower or any Subsidiary Loan Party or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any Contractual Obligation of the REIT Guarantor, the Borrower or any Subsidiary Loan Party or give rise to a right thereunder to require any payment to be made by the REIT Guarantor, the Borrower or any Subsidiary Loan Party and (iv) will not result in the creation or imposition of any Lien on any asset of the REIT Guarantor, the Borrower or any Subsidiary Loan Party, except Liens (if any) created under the Loan Documents;

(c)     this Agreement has been duly executed and delivered by such Loan Party, and constitutes a valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity; and

(d)     on and as of the date hereof and immediately after giving effect to this Agreement, no Default or Event of Default exists.

Section 4. No Further Waivers; Ratification of Liability. Except as expressly waived hereby, the Credit Agreement and each of the other Loan Documents shall remain in full force and effect in accordance with their respective terms. Each Loan Party hereby ratifies, confirms and reaffirms its respective liabilities, payment and performance obligations (contingent or otherwise) and agreements under the Credit Agreement and the other Loan Documents to which it is a party, and the liens and security interests granted, created and perfected thereby. This Agreement shall not constitute a modification of the Credit Agreement or a course of dealing with the Agent or any Lender at variance with the Credit Agreement such as to require further notice by the Agent or any Lender to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, except as expressly set forth herein. This Agreement contains the entire agreement among the Loan Parties and the Lenders contemplated by this Agreement. No Loan Party has any knowledge of any challenge to the Agent’s or any Lender’s claims arising under the Loan Documents or the effectiveness of the Loan Documents. Except as expressly set forth in the foregoing waiver, the Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents.

Section 5. No Novation. Nothing in this Agreement is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations or to modify, affect or impair the perfection, priority or continuation of the security interests in, security titles to or other Liens on any Collateral for the Obligations.

Section 6. Release. In consideration of the waivers contained herein, each of the Loan Parties hereby waives and releases the Lenders, the Agent, the Swingline Lender and the Issuing Bank from any and all claims and defenses, known or unknown, existing on the date hereof with respect to the Credit Agreement and the other Loan Documents and the transactions contemplated thereby.

Section 7. Further Assurances. The REIT Guarantor and the Borrower agree to take all further actions and execute such other documents and instruments as the Agent may from time to time reasonably request to carry out the transactions contemplated by this Agreement, the Loan Documents and all other agreements executed and delivered in connection herewith.

Section 8. Costs and Expenses. The REIT Guarantor and the Borrower agree to pay on demand all reasonable, documented out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and the other instruments and documents to be delivered hereunder or in connection with the Credit Agreement with respect to the matters covered hereby, including, without limitation, the reasonable, documented fees, charges and disbursements of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities hereunder and thereunder.

Section 9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 10. Loan Document. This Agreement shall be deemed to be a Loan Document for all purposes.

Section 11. Affirmation of Guaranty. By executing this Agreement, the REIT Guarantor and the Subsidiary Loan Parties each hereby acknowledges, consents and agrees that all of its obligations and liabilities under the Guaranty and Security Agreement remain in full force and effect, and that the execution and delivery of this Agreement and any and all documents executed in connection herewith shall not alter, amend, reduce or modify its obligations and liabilities under the Guaranty and Security Agreement or any of the other Loan Documents to which it is a party.

Section 12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart to this Agreement by facsimile or other electronic method of transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 13. Severability. In case any provision of or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 14. Headings. Headings and captions used in this Agreement are included for convenience of reference only and shall not be given any substantive effect.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Second Amended and Restated Credit Agreement to be duly executed as of the date first above written.

BORROWER:	COMMUNITY HEALTHCARE OP, LP

By: /s/ W. Page Barnes
Name: W. Page Barnes
Title: Chief Financial Officer

REIT GUARANTOR:                COMMUNITY HEALTHCARE TRUST
                         INCORPORATED

By: /s/ W. Page Barnes
Name: W. Page Barnes
Title: Chief Financial Officer

SUBSIDIARY LOAN PARTIES:            CHCT ALABAMA, LLC
CHCT ARIZONA, LLC
CHCT COLORADO, LLC
CHCT FLORIDA, LLC
CHCT GEORGIA, LLC
CHCT IDAHO, LLC
CHCT ILLINOIS, LLC
CHCT INDIANA, LLC
CHCT IOWA, LLC
CHCT KANSAS, LLC
CHCT KENTUCKY, LLC
CHCT LENDING, LLC
CHCT LOUISIANA, LLC
CHCT MARYLAND, LLC
CHCT MICHIGAN, LLC
CHCT MISSISSIPPI, LLC
CHCT NEVADA, LLC
CHCT NEW JERSEY, LLC
CHCT NEW YORK, LLC
CHCT NORTH CAROLINA, LLC
CHCT OHIO, LLC
CHCT OKLAHOMA, LLC
CHCT PENNSYLVANIA, LLC
CHCT SOUTH CAROLINA, LLC
CHCT TENNESSEE, LLC
CHCT TEXAS, LLC
CHCT VIRGINIA, LLC
CHCT WISCONSIN, LLC
COMMUNITY HEALTHCARE TRUST, LLC
COMMUNITY HEALTHCARE TRUST SERVICES, INC.
CHCT CALIFORNIA, LLC
CHCT WEST VIRGINIA, LLC

By: /s/ W. Page Barnes
Name: W. Page Barnes
Title: Chief Financial Officer

AGENT

AND LENDERS:	SUNTRUST BANK, as Agent, as the Issuing Bank, as the Swingline Lender and as a Lender

By: /s/ Jared Cohen
Name: Jared Cohen
Title: Vice President

FIFTH THIRD BANK, as a Lender

By: /s/ Vera B. McEvoy
Name: Vera B. McEvoy
Title: Director II

FIRST TENNESSEE BANK, NA, as a Lender

By: /s/ Cathy Wind
Name: Cathy Wind
Title: SVP

BRANCH BANKING AND TRUST COMPANY, as a Lender

By: /s/ Ahaz Armstrong
Name: Ahaz Armstrong
Title: Senior Vice President

CADENCE BANK, N.A., as a Lender

By: /s/ John R. Burch III
Name: John R. Burch III
Title: AVP

CAPSTAR BANK, as a Lender

By: /s/ David A. Bertani
Name: David A. Bertani
Title: SVP, Healthcare Group

FRANKLIN SYNERGY BANK, as a Lender

By: /s/ Timothy B. Fouts
Name: Timothy B. Fouts
Title: Executive Vice President

PINNACLE BANK, as a Lender

By: /s/ Allison Jones
Name: Allison Jones
Title: SVP

SYNOVUS BANK, as a Lender

By: /s/ David W. Bowman
Name: David W. Bowman
Title: Director, Corporate Banking

BANCORPSOUTH, as a Lender

By: /s/ Randall P. Robinson
Name: Randall P. Robinson
Title: Sr. Vice President